Exhibit 4.5
2008 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
1. PURPOSE OF THE PLAN
     The purpose of this Restricted Stock Plan (this “Plan”) is to advance the interests of Main Street Capital Corporation (the “Company”) by providing to Non-Employee Directors of the Company additional incentives, to the extent permitted by law, to exert their best efforts on behalf of the Company, and to provide a means to attract and retain persons of outstanding ability to the service of the Company. It is recognized that the Company’s efforts to attract or retain these individuals will be facilitated with this additional form of compensation.
2. ADMINISTRATION
     This Plan shall be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (“Board”), which is comprised solely of directors who are not interested persons of the Company within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “Act”). The Committee shall interpret this Plan and, to the extent and in the manner contemplated herein, shall exercise the discretion reserved to it hereunder. The Committee may prescribe, amend and rescind rules and regulations relating to this Plan and make all other determinations necessary for its administration. The decision of the Committee on any interpretation of this Plan or administration hereof, if in compliance with the provisions of the Act and regulations promulgated thereunder, shall be final and binding with respect to the Company.
3. SHARES SUBJECT TO THE PLAN
     The shares subject to this Plan shall be shares of the Company’s common stock, par value $0.01 per share (“Shares”). Subject to the provisions hereof concerning adjustment, the total number of shares that may be awarded as restricted shares under this Plan shall not exceed 200,000 Shares. Any Shares that were granted pursuant to an award of restricted stock under this Plan but that are forfeited pursuant to the terms of the Plan or an award agreement shall again be available under this Plan. Shares may be made available from authorized, un-issued or reacquired stock or partly from each.
4. AWARDS
     (A) Non-Employee Directors. Members of the Board who are not employees of the Company will each receive a grant of shares of restricted stock at the beginning of each one-year term of service on the Board, for which forfeiture restrictions will lapse at the end of that year. The number of shares granted to each Non-Employee Director will be the equivalent of $30,000 worth of shares based on the market value at the close of the exchange on the date of grant.
     (B) Award Agreements. All restricted stock granted under the Plan will be evidenced by an agreement. The agreement documenting the award of any restricted stock granted pursuant to this Plan shall contain such terms and conditions as the Committee shall deem advisable, including but not limited to the lapsing of forfeiture restrictions. Agreements evidencing awards made to different participants or at different times need not contain similar provisions. In the case of any discrepancy between the terms of the Plan and the terms of any award agreement, the Plan provisions shall control.
     (C) Stockholder Rights. Holders of restricted stock shall have all the rights of a holder upon issuance of the restricted stock award including, without limitation, voting rights and the right to receive dividends.
5. LIMITATIONS ON RESTRICTED STOCK AWARDS
     Grants of restricted stock awards shall be subject to the following limitations:
     (A) The total number of shares that may be outstanding as restricted shares under all of the Company’s compensation plans shall not exceed ten (10) percent of the total number of Shares authorized and outstanding at any time.
     (B) The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights, together with any restricted stock issued pursuant to this Plan and any other compensation plan of the Company, at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company, provided, however, that if the amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights issued to the Company’s directors, officers, and employees, together with any restricted stock issued pursuant to this Plan and any other compensation plan of the Company, would exceed 15% of the outstanding voting securities of the Company, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights, together with any restricted stock issued pursuant to this Plan and any other compensation plan of the Company, at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company.
6. TRANSFERABILITY OF RESTRICTED STOCK
     While subject to forfeiture provisions, restricted stock shall not be transferable other than to the spouse or lineal descendants (including adopted children) of the participant, any trust for the benefit of the participant or the benefit of the spouse or lineal descendants (including adopted children) of the participant, or the guardian or conservator of the participant (“Permitted Transferees”).
7. EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN
     Subject to any required action by the shareholders of the Company and the provisions of applicable corporate law, the number of Shares that has been authorized or reserved for issuance hereunder and the number and/or kind of Shares covered by any applicable vesting schedule hereunder, shall be adjusted, to the extent appropriate and in the manner determined by the Committee, for (a) a division, combination, recapitalization, merger, or reclassification affecting any of the Shares or (b) a dividend payable in Shares.
8. MISCELLANEOUS PROVISIONS
     (A) The Committee is authorized to take appropriate steps to ensure that neither the grant of nor the lapsing of the forfeiture restrictions on awards under this Plan would have an effect contrary to the interests of the Company’s stockholders. This authority includes the authority to prevent or limit the granting of additional awards under this Plan.
     (B) The granting of any award under the Plan shall not impose upon the Company any obligation to appoint or to continue to appoint as a director or employee any participant, and the right of the Company and its subsidiaries to terminate the employment of any employee, or service of any director, shall not be diminished or affected by reason of the fact that an award has been made under the Plan to such participant.
     (C) All awards under this Plan shall be made within ten years from the earlier of the date of adoption of this Plan (or any amendment thereto requiring shareholder approval pursuant to the Code) or the date this Plan (or any amendment thereto requiring shareholder approval pursuant to the Code) is approved by the stockholders of the Company.
     (D) The Company may make such provisions as it deems appropriate to withhold any taxes the Company determines it is required to withhold with respect to any award.
     (E) The Plan and all awards and actions taken hereunder shall be governed by the laws of the state of Texas, without regard to the choice of law principles of any jurisdiction.
9. AMENDMENT AND TERMINATION
     The Board may modify, revise or terminate this Plan at any time and from time to time, subject to applicable requirements in (a) the Company’s articles of incorporation or by-laws and (b) applicable law and orders. The Board shall seek stockholder approval of any action modifying a provision of the Plan where it is determined that such stockholder approval is appropriate under the provisions of (a) applicable law or orders, or (b) the Company’s articles of incorporation or by-laws. This Plan shall terminate when all Shares reserved for issuance hereunder have been issued and the forfeiture restrictions on all restricted stock awards have lapsed, or by action of the Board pursuant to this paragraph, whichever shall first occur.
10. EFFECTIVE DATE OF THE PLAN
     The Plan shall become effective upon the latest to occur of (1) adoption by the Board, and (2) approval of this Plan by the shareholders of the Company.